Exhibit 99.1
Cumulus Media Inc. Announces Third Amendment to Credit Facility.
     Atlanta, Georgia — June 29, 2009 — Cumulus Media Inc. (the “Company”) today announced that it has entered into an amendment to its senior secured credit facility, which was overwhelmingly approved by the lenders. The amendment provides the Company with compliance relief from its principal financial covenants, including leverage and fixed charge ratios, until March 31, 2011.
     Chairman, President and Chief Executive Officer, Lew Dickey, commented, “We value the partnership with our lenders and appreciate their constructive approach that enables us to operate through the current economic environment. It was a mutually beneficial outcome for our lenders and shareholders.”
     Under the amendment, the Company will be required through December 31, 2010 to maintain minimum liquidity and consolidated EBITDA levels. Further details concerning the amendment will be contained in a current report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.
     In connection with the amendment, the Company has voluntarily prepaid $32.5 million of the outstanding principal amount of the term loan, so that as of June 29, 2009, the Company had outstanding borrowings of approximately $647.9 million under the senior secured credit facility. In addition, the Company has agreed to issue warrants to the lenders who consented to the amendment exercisable for an aggregate of 1,250,000 shares of the Class A common stock of the Company.
     The Company’s sole financial advisor in connection with the amendment was Citadel Securities, a division of Citadel Derivatives Group LLC.
     The Company is the second largest radio broadcaster in the United States based on station count, and combined with its affiliate, CMP Media Partners, LLC, the Company is the fourth largest radio broadcast company in the United States based on net revenues, controlling approximately 350 radio stations in 68 U.S. media markets.
     Statements in this release may constitute “forward-looking” statements, which are statements that relate to the Company’s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
For additional information, contact: Marty Gausvik, Cumulus Media Inc. (404) 949-0700